PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated January 14, 1998,                 Registration No. 333-38995
As Supplemented to Date



                                5,204,305 Shares

                                 PHYMATRIX CORP.

                                  Common Stock

                                 -------------


     This Prospectus Supplement relates to the resale by certain stockholders of shares of PhyMatrix Corp. Common Stock under PhyMatrix's Registration Statement on Form S-3 (SEC File No. 333-38995). The Prospectus that is a part of the Registration Statement was originally filed with the Securities and Exchange Commission on January 15, 1998. You should read this Supplement with the Prospectus, as supplemented to date, which is being delivered with this Supplement. Capitalized terms used and not defined in this Supplement have the meanings given to them in the Prospectus.

     Based on information provided to PhyMatrix by the Selling Stockholders listed below, the following Selling Stockholders may sell the number of shares opposite their respective names pursuant to this Prospectus, as supplemented to date. To the best of our knowledge, the shares listed below represent all the shares of Common Stock owned by such Selling Stockholders.

                                                     Number of
           Selling Stockholder                        Shares
           The WAB Family Limited Partnership(1)     1,655,756
           Beverly Austin(2)                            250
           Donald Austin, Sr.(2)                        250
           Mr. and Mrs. Donald Austin, Jr.(2)           250
           Julie Austin(2)                              250
           Mr. and Mrs. Henry Heffernan(2)              250
           Mr. and Mrs. Kevin Heffernan(2)              250
           Michael T. Heffernan(3)                    314,793
           Shaun Heffernan(2)                           250
           Mr. and Mrs. Todd Pelazza(2)                 250

----------------

(1) Walter A. Brown is the sole limited and general partner of the limited partnership. Dr. Brown served as a director and secretary of Clinical Studies, Ltd. from 1990 until Clinical Studies, Ltd. was acquired by PhyMatrix in October 1997. The shares were issued to Dr. Brown in connection with that acquisition. Based on information provided by the stockholder to PhyMatrix, upon the sale of such shares, The WAB Family Limited Partnership will hold no shares of PhyMatrix after the offering of such shares.
(2) Each of the noted stockholders is related by either blood or marriage to Michael T. Heffernan, a director of PhyMatrix and President of its subsidiary Clinical Studies, Ltd. Based on information provided by such stockholders to PhyMatrix, upon the sale of such shares, none of the stockholders will hold any shares of PhyMatrix.
(3) Mr. Heffernan also holds an option to purchase 300,000 shares of PhyMatrix Common Stock. Such option shares are not subject to this Prospectus. If, after this offering, the option is exercised, such shares will constitute less than 1% of PhyMatrix's outstanding Common Stock. Mr. Heffernan has served as President of Clinical Studies, Ltd. since January 1994. He has served as a director of PhyMatrix since February 1998.

     Additional information concerning other Selling Stockholders and other matters is set forth in the original Prospectus. We encourage you to read the entire Prospectus as supplemented to date.

     On October 12, 1998, the closing price reported for such shares on Nasdaq was $2.25.

           The date of this Prospectus Supplement is October 14, 1998.